Exhibit 16.1

Guangdong Prouden CPAs GP

Ste.2201, Yuehai Financial Center,21 Zhujiang

West Rd., Guangzhou, Guangdong

September 2, 2026

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

RE:	Exascale Labs Holdings Inc. (f/k/a D. Boral ARC Merger Corporation)

We have read Item 4.01 of Exascale Labs Holdings Inc.’s (f/k/a D. Boral ARC Merger Corporation) Form 8-K dated September 2, 2026, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP Guangzhou, China September 2, 2026